Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement ("Agreement") is made as of the date of the last signature below (the “Effective Date”), by and between IGM Biosciences, Inc., a Delaware corporation having an address at 325 East Middlefield Road, Mountain View, CA 94043 (“IGM”), and William Strohl, an individual having an address at 1086 Tullo Farm Road, Bridgewater NJ 08807 ("Consultant").

IGM desires to engage Consultant as an independent contractor, and not as an employee, to perform certain services on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1 SCOPE OF SERVICES.

1.1 Duties. Consultant shall perform such consulting services as IGM requests and Consultant agrees to perform to support IGM’s antibody engineering and research strategy and execution. The term "Services" shall include all services performed under this Agreement and shall also apply to services of a similar nature provided prior to the Effective Date in contemplation of this Agreement becoming effective. It is understood by the parties that Consultant shall provide the Services on an approximately one-half of full-time basis.

1.2 Performance. Consultant shall use reasonable commercial efforts to perform the Services. Consultant shall comply at all times with all applicable laws, regulations, codes and standards in connection with performance of the Services. Consultant shall determine, in Consultant’s sole discretion, the time, place, manner, and means by which the Services will be performed. IGM and Consultant agree that the Services to be provided are highly specialized and outside the scope of IGM’s current technical expertise. IGM and Consultant further acknowledge that Consultant is engaged in an independently established consulting business of the same nature as that involved in the Services performed. Subject to the reimbursement by IGM of Consultant’s reasonable and necessary expenses pursuant to Section 3.3 of this Agreement, Consultant shall furnish, at Consultant’s own expense, the materials, equipment, supplies, and other resources necessary to perform the Services.

1.3 Independent Contractor. The parties agree that Consultant is an independent contractor in the performance of the Services and that Consultant is not an employee of IGM. IGM will take no deductions from any compensation paid to Consultant for taxes or related payroll deductions, and Consultant agrees to file all such forms and pay all such taxes as may be required by virtue of Consultant's status as an independent contractor. Consultant shall not be entitled to compensation from IGM except as set forth in this Agreement or as is made available to Consultant in his separate role as a member of the Board of Directors of IGM, and in no event shall Consultant be entitled to any fringe benefits available to employees of IGM. Nothing herein or in the performance hereof shall imply a joint venture or principal and agent relationship between the parties. Neither party shall have any right, power, or authority to create any obligation, express or implied, on behalf of the other. Consultant acknowledges and agrees that Consultant will be solely responsible for paying all withholding and other employment and insurance taxes arising out of Consultant’s work for IGM and for filing all necessary forms related thereto.

2 TERM AND TERMINATION.

2.1 Term. This Agreement shall commence on the Effective Date, and shall continue until

April 30, 2026 unless terminated earlier in accordance with Section 2.2.

2.2 Termination for Convenience. Either party may terminate this Agreement for their convenience at any time effective upon delivering written notice to the other party. In the event of such termination, IGM shall pay Consultant’s accrued but unpaid prorated compensation for Services rendered through the termination in accordance with the provisions of Section 3.

2.3 Return of Materials; Cooperation. Upon termination of this Agreement for any reason, Consultant shall promptly return to IGM (i) all records, materials, equipment, property, drawings and documents which are owned, leased or licensed by IGM and made available to Consultant in connection with this Agreement; and (ii) any documents, data or materials of any nature pertaining to or incorporating any Confidential Information of IGM, including any copies thereof, regardless of when obtained by or made available to Consultant, and (iii) any other tangible material produced in connection with the Services.

2.4 Survival. In addition to this Section 2.4, the following Sections shall survive the expiration or termination of this Agreement for whatever reason: Sections 2.3, 3 (to the extent due and unpaid), 4, and 5.

3 COMPENSATION.

3.1 Cash. Consultant shall be paid $62,500 for each three-month period in which Services are provided, commencing as of August 1, 2024, payable within 15 days of the end of each such three-month period. Consultant shall receive additional cash compensation in the amount of $62,500 on August 15, 2024 in recognition of Services provided from May 1, 2024 to July 31, 2024, including for Services provided in advance of this Agreement becoming effective. During the term of this Agreement, Consultant agrees to waive all Retainer Cash Payments and Retainer Awards (as such terms are defined in the IGM Outside Director Compensation Policy, as amended (the “Director Compensation Policy”)) that Consultant may have been eligible to receive under the IGM Outside Director Compensation Policy in relation to the Consultant’s status as a member of the board of directors of IGM Infectious Diseases, Inc., a wholly owned subsidiary of IGM (“Infectious Diseases Retainer Payments"), commencing with and including any Infectious Diseases Retainer Payments the Consultant may have otherwise received for the third quarter of 2024.

3.2 Restricted Stock Units. IGM will also grant Consultant an award of restricted stock units (“RSUs”) under the Company’s Amended and Restated 2018 Omnibus Incentive Plan (as amended, the “Equity Plan”) covering 125,000 shares of the Company’s Common Stock. One eighth of the RSUs will vest on August 15, 2024, and thereafter an additional one-eighth will vest on October 31, 2024, January 31, 2025, April 30, 2025, July 31, 2025, October 31, 2025, January 31, 2026 and April 30, 2026, provided that in each case Consultant’s Service with IGM under this Agreement has not terminated prior to such date. Settlement of the shares of the Company’s Common Stock subject to vested RSUs shall be deferred until as soon as administratively practicable after the first to occur of (i) the first Quarterly Release Date (as defined below) following the Consultant’s “separation from service” as defined in Internal Revenue Code Section 409A (“Section 409A”) from IGM; and (ii) a Change in Control (as defined in the Equity Plan), provided, however, such event qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Internal Revenue Code section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5).. A “Quarterly Release Date” shall mean March 12, June 12, September 12, or December 12, except that if any such Quarterly Release Date is not a trading day on the principal trading market upon which the Common Stock of IGM is listed, the applicable date shall be the next trading day. The RSUs will otherwise be subject to the terms of the Equity Plan and standard form of restricted stock unit agreement as modified to reflect these terms.

3.3 Expenses. IGM shall reimburse Consultant for his reasonable and necessary business expenses related to the performance of his duties under this Agreement upon presentation of appropriate supporting documentation in accordance with the Company’s expense reimbursement policy.

4 OWNERSHIP; CONFIDENTIALITY.

4.1 Ownership of the Results of the Services. All right, title and interest in and to the results of the Services (including , including, without limitation, all useful art, discoveries, developments, techniques, systems, data, inventions, designs, trade secrets, know-how, notes, records, software, ideas, trademarks, formulas, programs, improvements, copyrightable materials and patentable materials conceived or produced by Consultant (collectively the “Work Product”) shall belong exclusively to IGM. Consultant hereby assigns and transfers, and agrees to assign and transfer, to IGM in perpetuity all of Consultant's worldwide rights, title and interest in and to the Work Product, including, but not limited to, all copyrights, patent rights, inventions whether patentable or not, trade secrets and other intellectual property or proprietary rights therein. Consultant agrees to execute such documents of assignment, transfer, or registration as IGM may request in order to assist IGM in obtaining, perfecting, evidencing or protecting its rights. Consultant agrees to assist IGM, or its designee, at IGM’s expense, in every proper way to secure, maintain, protect, and enforce IGM’s rights in Work Product in any and all countries. To protect IGM’s rights in the Work Product, Consultant hereby represents and warrants to IGM that the Services shall be performed, and all Work Product shall be developed, without using any equipment, supplies, facilities, trade secret information, or other resources of any other party for which Consultant also performs services.

4.2 Not Use Confidential Information or Intellectual Property of Others. Consultant hereby represents and warrants to IGM that (i) Consultant’s performance of the Services does not and will not violate any agreement with or duty to any third party, and (ii) Consultant has not and will not use or disclose in the performance of the Services any confidential or proprietary information belonging to any other party, without the written consent of such party and IGM.

4.3 Non-Infringement. To Consultant’s knowledge, the Work Product does not, and when completed as contemplated by this Agreement will not, infringe upon any patent right, copyright, trade secret right or other intellectual property right of any third party.

4.4 Confidentiality. Consultant agrees to keep confidential and not to disclose to any person or make any unauthorized use of any trade secrets, confidential information, knowledge, data or other information of IGM or its affiliates relating to IGM's or its affiliates’ products, software, technology, research and development, specifications, performance, the Work Product, processes, know-how, designs, formulas, test data, customer lists, product plans, business plans, financial information, marketing plans and strategies, pricing strategies and other subject matter pertaining to any business of IGM or its affiliates (collectively the "Confidential Information"), which Consultant may have obtained, learned or otherwise acquired during the course of rendering services to IGM (including, but not limited to, the Services). The only authorized use of the Confidential Information is for Consultant to use the Confidential Information in the performance of the Services and only for the benefit of IGM. Consultant's confidentiality obligations hereunder shall survive the termination of this Agreement for five (5) years or until such time as Consultant can show that such item of Confidential Information becomes generally known in the industry through no direct or indirect fault of Consultant, with the exception that the confidentiality of trade secrets must be maintained indefinitely unless such trade secrets become publicly known or are made generally available through no action or inaction of the receiving party. Notwithstanding the above, Confidential Information shall not include any information which (a) was in the public domain at the time it was disclosed or has entered the public domain through no fault of Consultant; (b) was known to the Consultant, without restriction, at the time of disclosure; (c) was independently developed by Consultant without any use of the Confidential Information; and ( d) becomes known to the Consultant, without restriction, from a source other than the Consultant without breach of this Agreement by the Consultant and otherwise not in violation of IGM's rights. Further, Consultant shall not be subject to any liability hereunder for disclosing Confidential Information if such disclosure is made pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Consultant shall provide prompt notice of such court order or requirement to IGM to enable IGM to seek a protective order or otherwise prevent or restrict such disclosure.

4.5 Maintenance of Records. Consultant agrees to keep and maintain adequate and current written records of all Work Product (in the form of notes, sketches, drawings, and as may be specified by IGM), which records shall be available to and shall remain the sole property of IGM at all times.

4.6 Pre-Existing Materials. To the extent IGM’s use or commercial exploitation of the Work Product of Consultant hereunder requires a license from Consultant under any patent, copyright or other intellectual property right of Consultant, now or hereafter held, acquired, Consultant hereby grants to IGM, and agrees to grant, a fully paid, perpetual, royalty free, non-exclusive, transferable, worldwide license, with right to sublicense, to make, use, sell, have made, copy, modify, prepare derivative works of, publish, distribute, perform, display and otherwise commercially exploit such Work Product or any part thereof.

4.7 Other Obligations. Consultant acknowledges that IGM from time to time may have agreements with third parties which impose obligations or restrictions on IGM regarding inventions or creative works made during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions, of which Consultant is informed, and to take all action necessary to discharge the obligations of IGM thereunder upon notice of same from IGM.

4.8 Equitable Relief. Consultant expressly agrees that a threatened or actual violation by Consultant of any material provision of this Section 4 will cause irreparable injury to IGM for which IGM will not have an adequate remedy at law. Therefore, in the event of such an actual or threatened violation, IGM shall be entitled to temporary or permanent injunctive relief or other equitable remedies, without the posting of any bond or other security, in addition to any and all other remedies available to IGM.

5 MISCELLANEOUS.

5.1 Notices. Any notice or other communication hereunder shall be in writing and shall be deemed given and effective when delivered personally, by electronic mail, by overnight express, or upon postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to a party at their address stated above or in the signature block below.

5.2 Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by, IGM's successors and assigns. The rights and obligations of Consultant under this Agreement are personal and may not be assigned. The Services shall be performed exclusively by Consultant and not any of Consultant’s employees, contractors or agents.

5.3 Further Actions. Both parties agree to execute any additional documents and take such further action as may be reasonably necessary to carry out the purposes of this Agreement.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles.

5.5 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall continue in full force and effect.

5.6 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral communications or agreements between IGM and Consultant regarding such subject matter, other than the Equity Plan and restricted stock unit agreement referenced in Section 3.2. IGM and Consultant acknowledge that Consultant is also a member of the Board of Directors of IGM and that except as expressly set forth in Section 3.1 this Agreement does not modify the compensation or other terms relating to Consultant’s service as a member of the Board of Directors of IGM. This Agreement may only be amended by written agreement signed by both IGM and Consultant.

5.7 Waivers. No waiver of any provision of this Agreement shall be effective, except pursuant to a written instrument signed by the party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

5.8 Counterparts. This Agreement may be executed in counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

5.9 Ethical Business Practices.

A. Consultant represents that Consultant has not taken any action or omitted to take any action which Consultant believes, in good faith, would cause Consultant to be in violation of any laws, including without limitation the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b; Stark Law, 42 U.S.C. § 1395nn; False Claims Act, 31 U.S.C. §§ 3729–3733; Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; or Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq; and Consultant is not under investigation, or been convicted of, any such violation.

B. Consultant represents that Consultant is not and has never been excluded, debarred, suspended or otherwise determined to be ineligible to participate in any Federal health care program or in any Federal procurement or non procurement program; and Consultant has not been convicted of a criminal offense that falls within the scope of 42 USC Section 1320a-7(a) but which has not yet led to Consultant being excluded, debarred, suspended or otherwise declared ineligible to participate in any Federal health care, procurement or non procurement program.

C. The parties acknowledge and agree that it is their intent to comply at all times with applicable federal and state statutes, laws, rules and regulations, specifically including, but not limited to, the federal Anti-Kickback Statute (42 USC 1320a-7b), the federal “Stark Law” (42 USC 1320nn), the federal False Claims Act (31 USC 3729-3733), and the federal Civil Monetary Penalties Law (42 USC 1320a-7a). In furtherance of the foregoing, the parties acknowledge agree that any remuneration offered or paid hereunder was not offered or paid, and was not solicited or received, directly or indirectly, in whole or in part, to induce a referral or a patient, the order of an item or service, or otherwise for the purpose of generating business which is reimbursable under a federal healthcare program. To the best of the knowledge and belief of the parties, all remuneration paid hereunder is consistent with the fair market value for the items and services provided hereunder, and does not take into account, directly or indirectly, the volume or value of any referrals or other business generated between the parties.

5.10 Force Majeure. Neither party shall be liable for any failure to perform or delay in performing any of their obligations hereunder when such failure or delay is due to circumstances beyond their reasonable control.

SIGNATURE PAGE FOLLOWS

IGM BIOSCIENCES, INC. By: _/s/ Fred Schwarzer_______________ Name: Fred Schwarzer Title: CEO Date: 8/8/2024______________________	CONSULTANT _/s/ William Strohl_______________ WILLIAM STROHL Date: 8/8/2024__________________

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.